UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 23, 2015

DCP MIDSTREAM PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-32678	03-0567133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 17th Street, Suite 2500
Denver, Colorado 80202
(Address of principal executive offices) (Zip Code)

(303) 633-2900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 23, 2015, DCP Midstream Partners, LP (the “Partnership”) was advised by DCP Midstream, LLC (“DCP Midstream”), the owner of the Partnership’s general partner, that DCP Midstream had entered into a First Amendment to Amended and Restated Credit Agreement (the “Credit Facility Amendment”), that amends DCP Midstream’s May 2014 Amended and Restated Revolving Credit Agreement with various financial institutions. The Credit Facility Amendment provides total revolver borrowing capacity of $1.8 billion and matures in March 2017. Certain subsidiaries of DCP Midstream, other than the Partnership, will provide guarantees of borrowings under this facility. In addition, borrowings under this facility will be secured with a pledge of DCP Midstream’s limited partner and general partner ownership interests in the Partnership as collateral. No physical assets of DCP Midstream are pledged as collateral for borrowings under this facility. The Credit Facility Amendment adds a calculation of consolidated secured leverage ratio of not more than 3.25 to 1.00 and temporarily suspends until December 31, 2015 the calculation of the consolidated leverage ratio financial covenant of not more than 5.00 to 1.00.

Indebtedness under the Credit Facility Amendment bears interest at either: (1) LIBOR, plus an applicable margin of 2.50%; or (2) (a) the base rate which shall be the higher of Wells Fargo Bank N.A.’s prime rate, the Federal Funds rate plus 0.50% or the LIBOR Market Index rate plus 1% plus (b) an applicable margin of 1.50%. The Credit Facility Amendment incurs an annual facility fee of 0.50%. This fee is paid on drawn and undrawn portions of this facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 26, 2015

DCP MIDSTREAM PARTNERS, LP

By: DCP MIDSTREAM GP, LP
its general partner

By: DCP MIDSTREAM GP, LLC
its general partner

By: /s/ Michael S. Richards
Michael S. Richards
Vice President, General Counsel, and Secretary